UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 5, 2010

IRS Employer
Commission	Registrant; State of Incorporation;	Identification
File Number	Address; and Telephone Number	Number
1-13739	UNISOURCE ENERGY CORPORATION (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0786732

1-5924	TUCSON ELECTRIC POWER COMPANY (An Arizona Corporation) One South Church Avenue, Suite 100 Tucson, AZ 85701 (520) 571-4000	86-0062700
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 5, 2010, The Industrial Development Authority of the County of Pima (Authority) issued and sold in a public offering for the benefit of Tucson Electric Power Company (TEP) $100,000,000 aggregate principal amount of tax-exempt industrial development revenue bonds (Bonds). The Bonds bear interest at the rate of 5.25%, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 2011, and mature on October 1, 2040.

The Bonds were issued under an Indenture of Trust, dated as of October 1, 2010 (Indenture), between the Authority and U.S. Bank Trust National Association, as Trustee (Trustee). The Bonds are payable solely from payments to be made by TEP pursuant to a Loan Agreement, dated as of October 1, 2010, between TEP and the Authority (Loan Agreement), pursuant to which the Authority has loaned the proceeds of the Bonds to TEP. Pursuant to the Loan Agreement, TEP is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of, and premium, if any, and interest on the Bonds. TEP’s obligations under the Loan Agreement are unsecured.

The proceeds of the sale of the Bonds will be applied to the costs of construction of certain of TEP’s transmission and distribution facilities used to provide retail electric utility services in Pima County.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture and Loan Agreement.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

4(a)	Indenture of Trust, dated as of October 1, 2010, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project).

4(b)	Loan Agreement, dated as of October 1, 2010, between The Industrial Development Authority of the County of Pima and TEP, relating to Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 8, 2010	UNISOURCE ENERGY CORPORATION

(Registrant)

/s/ Kevin P. Larson

Senior Vice President and Chief Financial Officer

Date: October 8, 2010	TUCSON ELECTRIC POWER COMPANY

(Registrant)

/s/ Kevin P. Larson

Senior Vice President and Chief Financial Officer